 Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

CANNING STREET CORPORATION

Canning Street Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.             This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

2.             ARTICLE 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1.	Name. The name of the corporation is Global Innovations Platforms Inc.

3.             This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.             All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5.             The effective date of the Certificate of Amendment is May 20, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by John Shepard, its CEO, this 10th day of May, 2021.

By: /s/ John Shepard
Name: John Shepard
Title: Chief Executive Officer